Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-134495) pertaining to the Delek US Holdings, Inc. 2006 Long-Term Incentive Plan and the Executive Employment Agreement Share Purchase Rights of Delek US Holdings, Inc. of our report dated March 15, 2007, with respect to the consolidated financial statements of Delek US Holdings, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/  Ernst & Young LLP

Nashville, Tennessee
March 15, 2007